99.1.0               Report of Geoscientist

REPORT
ON THE
BANNOCKBURN GOLD PROPERTY
MADOC TOWNSHIP, HASTINGS COUNTY
SOUTHERN ONTARIO MINING DIVISION
CANADA
FOR
GOLD PICK MINES, INC.
BY
GORDON D. HOUSE, P. GEO
19TH SEPTEMBER 2002

                                TABLE OF CONTENTS


                                                                        Page
INTRODUCTION                                                                 1

SUMMARY                                                                      3

PROPERTY AND OWNERSHIP                                                       4
                          Table 1 - List of Original Claims                  4
                          Table 2 - Mining Lease                             6

LOCATION AND ACCESS                                                          6
               PHYSIOGRAPHY                                                  6

GEOLOGY                                                                      7
               MINERALIZATION AND ECONOMIC GEOLOGY                          12

HISTORY                                                                     14

PREVIOUS WORK                                                               15

CONCLUSIONS AND RECOMMENDATIONS                                             18

COST ESTIMATES                                                              20

CERTIFICATE OF QUALIFICATIONS                                               21

BIBLIOGRAPHY                                                                22

CHRONOLOGICAL LIST OF REPORTS ON THE BANNOCKBURN PROPERTY                   23

                              LIST OF ILLUSTRATIONS

Figure 1    General Location Map; scale 1":150 miles                         2
Figure 2    Claim Map; scale 1:1,100                                         5
Figure 3    Regional Geology; scale 1:250,000                                8
Figure 4    Plan of Drill Holes to 1988; scale 1:2,000             (in pocket)

Figure 5    Plan of 1996 - 1997     Drill Holes; scale 1:20        (in pocket)

Figure 6    Longitudinal Section of No.3 DR. SE in the plane of    (in pocket)
the Discovery Vein showing drill intercepts and assays;
Scale 1:20

Figure 7    Plan of 75 Level showing drill intercepts and assays;
            Scale 1:20                                             (in pocket)

INTRODUCTION

     The Bannockburn Gold Property is a "gold in quartz vein" deposit in Grenville age rocks located near the village of Bannockburn on Highway 62 in Madoc Township, southeastern Ontario, Canada. The first gold mine in Ontario known as the Richardson Mine was discovered in 1866 at Eldorado, 2 miles south of Bannockburn. The old Bannockburn Gold Mine, located east of the village of Bannockburn on the Lloyd Patent, was discovered in the late 1800's and worked at various times up to the early 1950's.

     Initial exploration on the Bannockburn property in 1981 was centred on the old Bannockburn Gold mine on the Lloyd Patent, Lot 28, Concession V, Madoc Township. Work carried out in 1984 in the Northeast area of the original property discovered a gold bearing quartz vein, work on this area between 1984 and 1986 proved up a series of mineralised quartz veins over a strike length of approximately 1,500 feet and to a vertical depth of over 350 feet. The claims in the area were taken to Lease and comprise the current Mining Lease. In 1986 a drill indicated "reserve" based on 50,584 feet (15,417 meters) of diamond drilling in 170 holes was calculated at 372,154 tons with a cut grade of 0.395 oz/ton gold using a four foot mining width, (King, 1986).

     A Joint Venture between Canadian Mono Mines Inc. and Micham Exploration Inc. of Toronto carried out an underground exploration program on the mineralised quartz vein systems in the spring of 1988. The mineralised quartz veins were accessed by a decline ramp to the 75 foot level, with a 200 foot cross-cut to the east to intercept the veins. Drifting and sampling was carried out on three quartz veins, as well as an underground diamond drill program from three drill bays for a total of 5,700 in 35 feet in 35 holes. A "Modified Geological Reserve" of 248,160 tons at 0.186 oz/ton gold (cut), 0.267 oz/ton gold (uncut) was calculated based on the underground drifting and underground diamond drilling, (Saunders, C.R. and Morrison, T.A., 1988). The potential tonnage available for mining was estimated at 500,000 tons.

     A deep drilling program carried out on the Discovery Vein in late 1988 tested the depth extensions of the vein systems, confirming the extension of the mineralised quartz vein systems to over 450 feet in depth. An underground program in 1993 was carried out to drive the No.3 DR S about 300 feet to the south on the Discovery Vein, to raise on the vein and bulk sample the vein material. There was no geological or survey control of the mining work and the Discovery Vein was lost after about 170 feet of the drift was completed.

     The property was acquired by Madoc Mining Company Ltd in 1996, and work in 1996 and 1997 completed a surface "short hole" diamond drill program to confirm the continuity of the Discovery Vein, the decline was dewatered and rehabilitated, a vent raise was driven on No.3 DR N, the Discovery Vein was located in No.3 DR S and drifted on with a new drift No.3 DR SE. The vein was raised on from No.3 DR SE to within 30 feet of surface and sub drifts put in at this level. Several panels were mined from the raise and 110 tons of the "ore" was shipped to the Horne smelter at Noranda, Quebec. This initial bulk sample returned assays of 0.308 oz/ton gold, 1.69 oz/ton silver and 71.70% silica.

     Recommendations are made for the dewatering and rehabilitation of the underground workings on the Bannockburn Gold Property to recover the available "ore" above the 75 foot Level, to drive the decline to the 125 foot Level, to cross-cut to and drift on the Discovery Vein and to raise to the 75 foot Level and prepare stopes for mining the down rake extension of the High Grade Zone within the Discovery Vein. We have prepared Cost Estimates to cover the program which are calculated at $1,272,000.00.

SUMMARY

     Gold Pick Mines, Inc. has acquired a 10% interest, with an option on a further 10% interest, in a high grade gold-bearing quartz vein system known as the Bannockburn Gold Property, located in Madoc township in eastern Ontario. The vein system was discovered in September 1984, and has since been explored by 53,570 feet (6,327 meters) of diamond drilling in 206 drill holes, of which 35 were drilled from underground.

     Exploration work carried out to 1986, mainly by surface diamond drilling, showed a multiple gold bearing quartz vein system over a distance of 1,400 feet up to 200 feet in depth. A resource estimate calculated in 1986 outlined a "drill indicated resource" of 372,154 tons with a cut grade of 0.395 oz./ton gold over 4.0 feet, (King, 1986). This included several of the quartz vein systems.

     Underground exploration in 1988 by decline ramp to the 75 foot level, with cross cutting and drifting on three quartz veins and a 7,000 foot underground drill program confirmed the continuity and grade of the quartz vein material, but did not add to the "resource" figures calculated in 1986. A "resource" figure calculated from the results of the underground program were classed as "Modified Geological Reserves" totalling 248,160 tons with grades of 0.186 oz./ton gold (cut) or 0.267 oz./ton gold (uncut) over 6.0 feet, (Saunders, C.R. and Morrison, T.A., 1988). A deep drilling program carried out late in 1988 confirmed the High Grade zone to a depth of over 350 feet below surface. Legal surveys were carried out on the claims, two claims were taken to lease with five more claims surveyed but not taken to lease.

     An underground program to take a bulk sample within the High Grade Zone of the Discovery Vein was completed during April and May, 1993. It is reported that there was no survey control on the drifting program, the quartz vein became discontinuous as the No.3 DR S was advanced and the "lead" was lost. Attempts to find the Vein by several cross-cuts and a 75 foot raise at 55 were unsuccessful and the High Grade Zone was not intercepted.

     The Bannockburn Gold Property was acquired by Madoc Mining Company Ltd. in 1996. A "short hole" surface diamond-drilling program was carried out to further confirm the location and grades of the Discovery Vein to the 75-foot level. The underground workings were dewatered and a survey of the No. 3 DR-S showed the drift had missed the Discovery Vein and was over 100 feet off at the end of the drift. The drift was slashed and a new drift - No. 3 SE drift - was excavated. The "ore" from the No. 3 SE drift and from the No. 3 SE raise and sub-levels was stockpiled at a nearby site. A trial bulk sample of 110 tons of this "ore" was shipped to the Horne smelter at Noranda, Quebec. The bulk sample returned an average of 0.34 oz/ton gold on sampling, however, metallics screening was not used in the assaying procedure. The mining operation was shut down in October
1997  due  to  financial  difficulties

     We have reviewed the work carried out to date and based on our knowledge of the property and the mineralisation outlined in the Discovery Vein, we recommend that the decline be driven down to the 125 foot Level while the Discovery Vein above the 75 Foot Level is mined and processed. The Discovery Vein at the 125 foot Level should be drifted on and raised on to the 75 foot Level to enable mining of the vein material between levels. In order to keep milling costs under control it is recommended that a portable gravity/flotation mill be installed on site or nearby to process the "ore". We have prepared Cost Estimates to cover the recommended programs, costs are calculated at $1,272,000.00 Canadian.

PROPERTY  AND  OWNERSHIP

     The original Bannockburn Gold Property of Mono Gold Mines Inc was comprised of 9 full sized mining claims, 2 partial mining claims, and the mineral rights on Lot 28, Concession V, Madoc Township. The mining claims covered parts of Lots 27 and 29 in Concession V, and parts of Lots 27, 28, 29 and 30 in Concession VI, in Madoc Township, Hastings County, Eastern Ontario.

     The surface rights on the West Half of Lots 29 and 30, Concession VI, were acquired during 1988, and Legal surveys were carried out on seven mining claims in Lot 29, Concession V, and the West Half of Lot 29 and Lot 30, Concession VI, as part of the Regulatory requirements for taking the mining claims to lease. A withdrawal order from staking out was issued by the Ministry of Northern Development and Mines on January 28, 1988, as W.13/88.

     Leases of Mining Rights only were issued on January 23, 1988 covering these seven mining claims, subject to an approved plan of survey being supplied and the settlement of surface rights compensation. Regulatory approval was obtained for the two mining claims EO 652301 and EO 652302, which were taken to Lease as Mining Lease # 106008. The mining lease contains by measurement 103.34 acres, more or less, shown as parts on a plan and field notes deposited in the Land Registry Office at Belleville, Ontario as Plan 21R-13376 and designated as Parts 8, 9, 10, and 11 on said plan.

     Madoc Mining Company Ltd. acquired the property in 1996, by transfer of the Mining Lease. Several of the mining claims were forfeited over the years due to lack of work, but since the area of the original property was withdrawn under notice W.13/88 no mining claims could be staked out.

                    TABLE 1 - LIST OF ORIGINAL MINING CLAIMS

CLAIM NAME                  LOT NUMBER  CONCESSION       PRESENT STATUS
----------------------------------------------------------------------------
EO 572484     Surveyed              29  V           Active, "Special Status"
EO 572485     Surveyed              29  V           Active, "Special Status"
EO 652301     Leased                29  VI          Leased
EO 652302     Leased                29  VI          Leased
EO 747941     Surveyed              29  V           Forfeited
EO 781909     Surveyed              30  VI          Forfeited
EO 781910     Surveyed              30  VI          Forfeited
EO 740470     Mining claim          28  VI          Forfeited
EO 740472     Mining claim          27  VI          Forfeited
EO 572483     Mining claim          27  V           Forfeited
EO 592199     Mining claim          27  V           Forfeited
Lloyd Patent  Patented              28  V           Patented

     International Micham Resources Inc. acquired a 51% interest in the property in 1988 by the expenditure of more than $2,000,000.00 on the Joint Venture exploration programs. Canadian Mono Mines Inc. negotiated an Option Agreement with International Micham Resources Inc. dated July 6th, 1992 to acquire this 51% interest in return for Advance Royalty payments with a provision for a lump sum buy-out.

     The Mining Lease #106008, comprising Mining Claims EO652301 and EO652302, was transferred to Madoc Mining Company Ltd. in May, 1996, and Micham's 51% interest in the property was acquired by Madoc Mining Company Ltd. by two payments in June 1996 and December 1996. The Mining Lease was acquired by a B.C numbered company, "635329 B.C. Ltd.", in December 2001 from Madoc Mining Company Ltd., renamed Adobe

Ventures Inc. Gold Pick Mines Inc. purchased 10% of the Bannockburn Gold Property in 2002 for a nominal cost, with an option to acquire a further 10% interest, and the assumption of the Mine Reclamation Bond covering the mine.

     The mining claims are located in the Southern Ontario Mining Division and are shown on Ontario Ministry of Natural Resources Claim Plan No. M-120, Madoc Township. Figure 2 has been compiled from this map to show the Bannockburn Gold Property.

                         TABLE 2 - LIST OF MINING CLAIMS

CLAIM NAME    LOT NUMBER  CONCESSION       PRESENT STATUS
EO 652301             29  West   VI   Leased
EO 652302             29  West   VI   Leased
EO 572484             29  East    V   Active, "Special Status"
EO 572485             29  West   V    Active, "Special Status"
Lloyd Patent          28  V                                     Patented

     The mining claims EO 572484 and EO 572485 in Lot 29 Concession V due west of the Mining Lease are reported to be "Special Status" but with a "due date of May 14, 1992" which may indicate they have been forfeited.

LOCATION  AND  ACCESS

     The property is located in the northern part of Madoc Township in Hastings County in eastern Ontario. The original claims were centred on the village of Bannockburn, a small unincorporated settlement located on provincial highway #62, approximately 10 miles north of the market town of Madoc which lies some 25 miles north of Belleville on Lake Ontario.

     The leased mining claims, in the northeast part of the original claim block, are located about one half mile northeast of Bannockburn and are now accessed by a good haul road constructed during the underground exploration program in 1988. This haul road runs along the abandoned railroad right-of-way running east from the old Bannockburn Station beside Highway # 62. There are pads for a trailer office complex complete with a drilled water well and installed septic field, located about 1,000 feet south of the decline portal.

     The town of Madoc is accessed from Toronto by the 401 Trans Canada Highway to Belleville and north along Provincial Highway # 62. The old Trans Canada Highway, Highway # 7, runs just north of Madoc town and leads to Peterborough to the west and Ottawa to the east. Madoc is a market town for the surrounding areas and is also a tourist destination in the summer months, with Moira Lake on the southern outskirts a major attraction.

PHYSIOGRAPHY

     This part of Hastings County is divided by the geological boundary between the Precambrian rocks to the north and the Palaeozoic rocks to the south into two different physiographic parts. The geological contact runs approximately through the southern edge of Moira Lake, a body of water some 3 miles long and 1 mile wide, located just south of the town of Madoc. The northern three-quarters of the township therefore is underlain by the Precambrian rocks and forms a part of the Precambrian peneplain which slopes gently southward from an average elevation of about 900 feet north of Bannockburn to about 600 feet in the vicinity of Madoc. The highest point in the township is a hill underlain by the Gawley Creek syenite in the northwestern corner of the township, southwest of the Bannockburn Property.

     Relief in the area is moderate being nowhere in excess of 200 feet. The area is drained by the Moira River, which flows from north to south and southwest through the Bannockburn Property. It empties through Moira Lake into Lake Ontario.

     Forest cover includes a variety of hardwood trees including maple, poplar, birch, etc., as well as spruce and fir and other coniferous varieties. In places the undergrowth is quite thick but over much of the area the growth is open and park-like. The low lying, poorly drained areas to the northeast and to the west of the property consist of reedy willow swamps and beaver ponds between isolated rock ridges.

GEOLOGY

REGIONAL  GEOLOGY

     The geology of Madoc Township and surrounding areas is characterised by good exposures of Precambrian greenstones, metasediments, intrusive rocks and relatively undisturbed, unconformable Phanerozoic sediments. Figure 3 is a reproduction of a regional geological sketch map produced by the Ontario Department of Mineral Resources (PR 1964-4). The geology of Madoc Township has been described by Hewitt (1968). The oldest rocks in the region are mafic metavolcanics, predominantly of tholeiitic basalt type, of the Tudor Formation which occupy the base of the Hermon Group of supracrustal clastic to carbonate metasediments and greenstones. A second sequence of metavolcanic rocks, the "Madoc Volcanics" overlying the Hermon Group, are exposed in southern Madoc Township. These rocks range from andesite to rhyolite in composition and exhibit primary volcanic textures. Near Queensborough the rhyolites and associated rocks indicate a possible volcanic centre.

     Overlying, and in some cases intercalated with, the Tudor Formation volcanics, are the Hermon Group metasediments which, in the Madoc region, are primarily impure marbles with some semi-pelitic and psammitic schists. Other sedimentary rocks include slates, and several bands of metaconglomerate, the latter generally occurring in association with the volcanic-sedimentary contact where present.

     The major intrusive bodies in the area are the Deloro granite and the Gawley Creek syenite. The Deloro granite is a pink, medium crystalline granitic stock occupying several square miles of southwest Madoc Township and is associated with the Deloro gold occurrences in neighbouring Marmora Township. The Gawley Creek syenite body is located in the northwest quadrant of Madoc Township and extends into Marmora Township. This is a medium to coarsely crystalline biotite hornblende syenite which also includes a variety of granitic to dioritic differentiates.

     At least two major folds are present in the Madoc area, the Queensborough and Madoc synforms. The Queensborough structure has a northwesterly trend whereas the Madoc synform has a northeasterly trend similar to that of most Grenville structures. The Bannockburn area contains numerous minor structures which are apparently related to a significant northeasterly trending antiformal structure.

     The greenstones in the Madoc region are similar to other greenstone areas in being affected by numerous faults and shear zones. A general northeast-southwest trend is predominant, parallel to major lithological and some structural boundaries within the Grenville Province.

     Age determinations indicate these rocks were last deformed during the "Grenville Orogeny" which has produced highly deformed rocks of middle greenschist to lower amphibolite facies in the Madoc Township area. Metamorphic grade tends to increase from west to east.

PROPERTY  GEOLOGY

     The Lease area containing the Discovery zone is underlain essentially by three principal rock types: mafic to intermediate metavolcanic rocks, semi-pelitic metasediments with sulphide-bearing semi-pelitic metasedimentary phases and minor intrusive rocks, all having altered equivalents. Palaeozoic rocks have not been mapped on the property. Bedrock is for the most part well exposed with drift thicknesses of only several feet. Overburden, where present, carries locally derived material.

METASEDIMENTARY  ROCKS:  SEMI-PELITIC  METASEDIMENTS;

     Much of the Lease area is underlain by banded, fine to medium grained sericitic and siliceous semi-pelitic metasediments. The semi-pelitic metasediments are strongly deformed and isoclinally folded about the nose and axis of the southwesterly plunging antiformal structure which dominates the property.

     There are sulphide rich horizons within the semi-pelitic metasediments, especially close to the contact with the underlying Tudor metavolcanics. The relatively high sulphide content within these horizons consists predominantly of pyrite with minor pyrrhotite and traces of base metal sulphides. The sulphide enriched horizons are known locally as the Rusty Schists due to the weathering and rusty oxidation of sulphides on exposed outcrops.

     Several Rusty Schist horizons noted during the 1984 mapping program were pyrrhotite rich and had given strong magnetic response in the magnetometer survey. Similar pyrrhotite rich Rusty Schist horizons have been noted elsewhere in Madoc Township but occurring close to the contact zone with the Gawley Creek Syenite, and perhaps reflecting the contact metamorphic effects of the syenite.

     The Rusty Schist or sulphide enriched phase of the semi-pelitic metasediments may be analagous to sulphide facies iron formation near the volcanic-sedimentary contact zone. Thin beds of chloritic volcanic tuff are interbedded with Rusty Schist layers at the volcanic-sedimentary contact.

     Massive horizons of sulphide enrichment occur in semi-pelitic metasedimentary rocks to the south in Madoc Township with pyrite content of over 70% and thicknesses up to 90 feet which were mined in the latter part of the last century for the sulphur content. Several of these old "pyrite mines", the Bannockburn Pyrite Mine at Keller Bridge and the Blakely Pyrite Mine at Queensborough, occur nearby.

GARNET  SCHIST

     A discontinuous band of garnetiferous, chlorite-biotite schist is found within the volcanic-sedimentary contact zone. This unit may range up to 70 feet thick but is strongly deformed with the thickness probably fold controlled. The unit is sericitic in part and may be strongly carbonatized. Garnet content greater than 40% is not uncommon. Although occurring in association with the Rusty Schists at the volcanic-sedimentary contact zone, the garnet schists are not necessarily sulphide enriched, although large blebs of pyrrhotite and pyrite have been noted.

QUARTZ-SERICITE  SCHIST

     Quartz-Sericite Schists occur along the volcanic-sedimentary contact, and have been noted in the vicinity of the "Discovery Vein". These are apparently discontinuous lenses with fold controlled thicknesses, occurring within the semi-pelitic metasedimentary horizons closely overlying the contact with the volcanics.

     Quartz-Sericite Schists are commonly associated with volcanic sediment transitions within volcanogenic massive sulphide deposits where they are considered altered or metamorphosed exhalative cherts or rhyolites. Their presence along the main contact at the Lease area may in fact be of similar origin as cherty exhalatives. An alternative origin may be related to alteration of cherty sediments in the presence of strong sulphide mineralization.

METAVOLCANIC  ROCKS:  MAFIC  VOLCANICS;

     The most important rock types outcropping within the Lease area are the metavolcanics of the Tudor Formation. These rocks are generally mafic to intermediate, massive greenstones. They are moderately foliated, chloritic and exhibit several alteration types.

     Distinguishing between individual flow or tuffaceous units within the metavolcanics is difficult, if not impossible. There are however a number of features which may be of use in separating similar sub-units. These include the presence of possible amygdaloidal flows and sharp textural changes such as increased foliation/alteration. At the present time, a complete stratigraphy for the volcanic sub-units has not been derived. Mapping of the stripped and sluiced area west of the original Discovery trench and south of the decline portal exposed the volcanic-sedimentary contact, showing an interbedding of quartz-sericite schist and rusty schist with dark green chloritic mafic volcanic tuffs, within a strongly crenulated, isoclinally folded syncline on the margins of the regional anticline. The interlayering of the different rock types within a restricted stratigraphic horizon may explain the seeming complexity of rock and alteration types within the Discovery Zone.

FELSITE;

     Diamond drill holes to the north of the Lease area, drilled in 1985, 1986 and 1987, encountered intrusive related alteration zones, identified in 1985 as "felsite". Surface exposures of "felsite" were noted along drill access roads during the 1986 and 1987 drill programs. The stripping program carried out during the summer and fall of 1987 was extended further to the north and to the west than the earlier drill access roads, and while limited to bulldozer stripping only the rock surfaces were sufficiently cleaned off to expose fairly extensive outcrops of "felsite".

     The "felsite" zones, in drill intercept, consist of concordantly banded intervals of silicic and potassic alteration where the host metavolcanics have been pervasively replaced by a granitoid assemblage. In outcrop, the zones appear as irregular bands of intrusive of granitic composition roughly paralleling the foliation or axial plane cleavage in part, but forming felsic "centres" over larger areas. The "felsite" is intrusive in character with sharp contacts although there does appear to have been some assimilation of the country rock in several places.

     The "felsite" zones represent zones of metasomatic alteration, or migmatization, related to granitic or syenitic intrusives at depth. Such an intrusive is most likely to occupy a position towards the axis of the major antiform outcropping on the Bannockburn Gold Property.

INTRUSIVE  ROCKS:

     Within the Lease area, intrusive rocks are the least important by volume. Generally, the intrusives are narrow, mafic to intermediate sills or dikes. These are often difficult to identify but are recognised by uniform composition, possible chill contacts, and strong penetrative cleavage or foliation development. The mafic sills are apparently very susceptible to carbonate alteration and often stand out from wall rocks on this basis. The mafic intrusives are dioritic in composition and may have originated as mafic differentiates of the Gawley Creek Syenite body immediately west of the project area and within the property boundaries. Similar intrusives have been encountered in diamond drilling within and near this body.

     Within the northern part of the original property, discontinuous and irregular lenses of medium to coarse dioritic material have been noted in drill core. These rocks occur as "sweats" or segregations parallel to the regional cleavage and may be related to the closure zone of the antiform. A late stage lamprophyre dyke about 18 inches wide was exposed during the stripping and sluicing operation. The dyke dips at 85 to the west, with a strike of 030 , outcropping just east of the Discovery trench and is now seen in the southern part of the stripped area. There are no offsets apparent along the dyke.

 STRUCTURAL  GEOLOGY:

     The Lease area is dominated by a series of northeasterly trending fold structures; closure of one such fold occurs immediately west of the decline portal. The fold outcrops as an antiform, with a minor synform composed of isoclinal parasitic folds on the eastern boundary. The antiform plunges to the south and southwest. Minor features are well expressed along the volcanic-sedimentary contact zone where ductility contrasts between the Tudor Formation and the Rusty Schists caused pronounced quasi-flexural folding.

     The presence of these folds has resulted in the development of a strong, near vertical axial planar cleavage with associated axial plane shearing. Numerous parasitic folds have been noted, although much of the folding is complex and polyphase. This is especially noticeable in the Rusty Schists and semi-pelitic metasediments where refolded folds are obvious throughout the entire Bannockburn Property. Within the metavolcanics folding is virtually invisible due to the lack of marker horizons. These mafic rocks have, however, undergone a more brittle deformation style due to their low ductility. Brecciation and minor faulting with minor displacements are fairly common within the volcanics, and large blocks have not been strongly deformed in some cases.

     Faulting in the Lease area is dominated by the axial planar fabric of the antiform. Although a number of faults have been encountered in diamond drilling, these have not resulted in proven structural dislocation. Current indications are that the faulting predates the quartz vein systems, thus the effect on mineralised horizons appears minimal.

     Large areas of stripped and sluiced rock were exposed south and west of the Discovery trench and present decline portal. A series of roughly parallel joints or fractures with a strike direction varying from 100 to 120 with steep to vertical dip were well exposed. The joints appeared to be late stage and cut across foliation and fold structures as well as the quartz veins. Local variations in the strike direction of the quartz veins can be seen in the exposed outcrops around the Discovery trench and zone. Detailed geological mapping of the vein structures showed a left lateral or sinistral offset to the veins. The offsets, or jogs, are not uniform either in the extent of the offset or the spacing of the offsets along the vein.

     There is an apparent, coincidental, parallelism between the sinistral offsets of the vein system and the 100 - 120 striking joints discussed above, perhaps related to zones of weakness associated with the antiformal structures. The 100 -120 striking joints are late stage structural features with some post glacial reactivation.

METAMORPHISM:

     All of the rocks of the area have undergone Grenville aged deformation and metamorphism of lower to medium greenschist facies. The Madoc area appears as a window of greenschist facies metamorphism surrounded by amphibolite facies metamorphism. This results in chloritic greenstones in place of mafic volcanic rocks and siliceous, semi-pelitic schists in place of the original argillites, siltstones and tuffaceous sediments. The presence of abundant garnet in the more pelitic rocks implies the higher temperature ranges of low grade metamorphism, which is consistent with the occurrence of minor actinolite in greenschist and development of biotite in both volcanics and sediments.

ALTERATION:

     The Lease area contains quartz vein systems both within and outside of altered host rocks. The alteration types include pervasive carbonatization, silicification and minor potassic alteration. In several cases the quartz veins are bordered by intense but localised carbonatization for several feet, while in some drill holes the entire section exhibits varying degrees of carbonate enrichment.

     Carbonatization is present throughout the entire Bannockburn Gold Property which makes it difficult to determine if regional processes or "ore" forming processes were responsible. Many major gold producing areas contain abundant carbonatized host rocks, considered by many workers as an effect of the metamorphic events which may have led to the deposition of gold. Such processes include hydrothermal alteration in which CO2 (carbon dioxide) rich fluids carrying a variety of gold bearing chemical complexes pass through the host rocks.

     The early drill programs intersected intervals of intrusive related alteration zones in the northwest part of the original property, north of the Lease area. We have discussed these zones under "Felsite" but would point out that the "felsite" occurs within metasomatic alteration zones related to a postulated intrusive at depth, and that migmatization is an advanced form of alteration. In many drill intercepts the altered zone has a definite intrusive character with sharp contacts, but generally the bulk of the zone consists of less intense "granitization" where relict textures are still recognisable. We believe the zones are metasomatic alteration envelopes peripheral to a granite or syenite intrusive. There are narrow zones of dioritic, syenodioritic rocks and apparent feldspar porphyry which are also indicative of an intrusive body at depth. The intrusive body may occupy an axial position relative to the major fold underlying the Lease area.

MINERALIZATION/ECONOMIC  GEOLOGY

     Gold occurs on the Bannockburn Gold Property as a native metal, in association with a minor sulphide assemblage consisting of pyrite; minor marcasite; pyrrhotite; arsenopyrite; and other sulphides and tellurides; in quartz and quartz carbonate veins. The overall sulphide content in the vein structures appears relatively minor and the tenor of the gold mineralization does not appear to be related to sulphide content. Gold may occur with or without carbonate in the veins, however it is sometimes concentrated near the vein margins where coarse calcite also occurs. Visible free gold has been frequently observed in drill core, in surface exposures of the vein systems, and in the Discovery Vein system in the underground workings.

     In the Lease area, the most important part of the original property, the quartz carbonate vein systems, of which there appear to be at least four, and possibly ten, recognised to date, are comprised of numerous generally parallel north to slightly northwest striking veins which crosscut folded Grenville supracrustal rocks. The veins are typically narrow, varying from 6 feet to a few inches in true thickness in which "ore shoots" are developed. There does not appear to be a consistent relationship between vein width and grade of gold and frequently gold values even in narrow sections of the veins are high enough to support dilution to a 4 foot minimum, or greater, mining width in continuous zones. The controls for development of ore shoots are not yet apparent but as in most vein systems such controls are probably a combination of numerous physical and physico-chemical factors.

     The quartz vein systems in the Lease area consist of a series of sheeted dilation veins which have a northerly to northwesterly strike and which dip to the east at between 40 to 55 . Detailed geological mapping of the stripped and sluiced bedrock in the original Discovery zone, adjacent to the present decline portal, has provided much information on the extent and configuration of the veins. It was apparent from this work that it was difficult if not impossible to correlate drill core sections in the various veins and vein systems without the benefit of being able to see these structures in the third dimension through underground openings.

     There is some suggestion that the veins themselves may react differently according to host rock types, i.e., whether they cut metavolcanic or metasedimentary rocks. The veins within mafic metavolcanics appear to have better defined walls and form more continuous singular veins whereas those within the schists and rusty schists appear more sinuous and contorted, appearing to assume the nature of composite veins. Observations on the cleaned surfaces which were stripped and sluiced, clearly show a transition of quartz veins from a crosscutting to a conformable (with foliation) attitude over short distances in places, however there is normally a narrow fracture or structural break continuing along the strike of the vein, crosscutting foliation, whereas the vein itself jogs along the foliation.

     It is apparent from the drill core and logs from the drill programs carried out within the Lease area that there are several types of quartz veins occurring on the property. All the quartz veins intercepted during the drill programs were sampled and assayed for gold, the results of these assays indicated that the gold mineralization was associated with a particular type of quartz vein. These veins are crosscutting quartz veins composed of coarse grained, glassy quartz with conchoidal fracture, coloured bluish-grey, and generally dipping at around 45 to 55 to the east. Carbonate in the form of calcite or rusty weathering ankerite is usually associated with the quartz veins and sulphides are generally present, although in minor amounts. The presence of chalcopyrite, galena and marcasite - especially botryoidal marcasite, is a good indication of the presence of visible gold and/or blue-grey tellurides.

     Other types of quartz vein noted in drill core included milky white, cherty "bull quartz" veins, parallel to the foliation or axial plane cleavage and with the characteristics of metamorphic "sweats" or veins. These veins are usually discontinuous, and where exposed on the stripped and cleaned surface can be seen as irregular, conformable layers of quartz within the axial plane cleavage and as folded pods of quartz within the tight isoclinal folds in the semi-pelitic metasediments. Similar narrow, irregular and discontinuous quartz stringers can be seen on the stripped surfaces within the metavolcanics.

     The gold-bearing quartz veins have been traced in diamond drill holes and on surface exposure over a strike length of about 1,500 feet, and have been explored by drilling to a vertical depth of some 450 feet. Interpretation of drill core intercepts indicated there were from four to ten parallel veins within the quartz vein systems, however the surface stripping and sluicing programs exposed a sufficient strike length of the Discovery Vein to indicate that the structural controls are much more complex than had been anticipated. The quartz veins in the area around the Discovery trench appeared to have an east-west structural element which was not evident from the drill programs.

     The antiformal structure to the west of the Discovery trench and present decline portal may have had some controls on the contortions of the quartz veins, the contact zone between the underlying Tudor Group metavolcanics and the semi-pelitic metasediments outcrops in the nose of a plunging antiform only 200 feet west of the Discovery trench. The more ductile metasediments have been isoclinally folded and at the contact there are small scale flexure folds and parasitic displacement folds within the semi-pelites. The quartz veins appear to crosscut all the structures, but are themselves plastically deformed within the contact zone. There are several sinuously folded and contorted quartz veins which appear to be apophyses of the Discovery Vein, although the actual vein junctions could not be exposed due to the water level in the beaver pond. Channel samples of several of these sinuous quartz veins in the area of the Discovery trench returned assay values up to several ounces/ton gold.

HISTORY

     Madoc has been a mining centre for well over 100 years. The discovery of gold in 1866 at the site that was to become the Richardson Mine near Eldorado, which lies less than 2 miles south-southeast of Bannockburn on Highway #62, was the first such discovery in the province of Ontario and as such led to a "gold rush". Over the next 30 or 40 years several properties were discovered and on some of them mining operations were established.

     The Bannockburn Gold Mine is on land which was originally homesteaded by a man named Lloyd in the 1880s following discovery of surface gold which led to a considerable amount of trenching and high-grading. It appears to have been one of the earlier mines discovered in the period following the 1860s "gold rush". The exact date of the start of this operation is unknown but there is an account of it being well established and in operation, and subsequently being closed, prior to 1894. The property was reopened and operated again from 1894 to 1898.

     Subsequently, the mine was farmed out to an American on a royalty basis, this arrangement enduring until about 1905. During this period a considerable amount of excavation work was done including sinking of a shaft to a depth of about 70 feet and excavation of several other pits and trenches, including what appears to have been the start of a second shaft. During this period also a stamp mill was erected near the shaft to treat the ore from this property and there are reports that some ore from the nearby Craig Mine was also milled at the Bannockburn mill.

     Other gold prospects in the area include the Sophia or Diamond Mine which operated from 1896 to 1908, and, again at a later date, the St. Joe Mine which was in operation prior to 1898, and the Craig Mine mentioned above. Prior to the 1860s the early mining history of the area relates to the occurrences of iron ore including both hematite and magnetite on which a number of mines were operated until about 1910. Several other mines in the area were worked for base metals; these include the Eldorado Copper Mine which produced from 1903 to 1907, and a number of pyrite mines, including the Bannockburn Pyrite Mine which was finally closed in 1919, the Blakely Pyrite Mine (1905-1908), and the Canadian Sulphur Ore Company (1906 to 1909). All of these latter sold their product to acid producers mainly in the northern U.S.

     Besides base and precious metals and iron ore, industrial minerals have long been an important commodity in the economy of the area. Fluorspar mining began at Madoc in 1905 reaching peak production periods from 1916 to 1920 and from 1940 to 1951, both of these probably being related to steel requirements during the war years. Hewitt (1968) records that 31 fluorspar mines have been in operation at various times within the map area. Other industrial commodities of importance are talc, which was first discovered in the Madoc area in 1896 and has been produced continuously to the present time, and marble and slate which have been quarried mainly for building purposes. There has been a recent revival of interest in dimension stone for ornamental building purposes, emphasised by a regional evaluation of dimension stone quarries carried out by geologists from the Ministry of Natural Resources, Tweed, over the past several years.

     Following the death of the American lessee in 1905, little work of an organised nature appears to have been done on the Bannockburn Mine although local heresay reports that the Lloyd family may have worked some of the pit areas intermittently. The late Mr. Harold Lloyd, owner of Lot 28, a descendant of the original homesteaders, was familiar with the property and verbally reported several areas from which he knew that gold had been obtained by his grandfather.

     There was little or no exploration work carried out on the property until 1981 when Mono Gold Mines Inc acquired the claims covering the old Bannockburn
Gold Mine and Sawyer Consultants Inc carried out geophysical and geological exploration. Further claims were added to the property in the northeast area and more geophysical and geological exploration was done over the expanded property in 1984. The discovery of a gold bearing quartz vein on the northeast area of the property resulted in a power trenching and diamond drill program which confirmed the extent of the gold bearing quartz vein, leading to the subsequent exploration programs. These are summarised in the following section.

PREVIOUS  WORK

     The following list attempts to summarise and comment briefly on the work carried out on the Bannockburn project since 1981.

1981
Surface exploration - linecutting, geological mapping, magnetometer and EM-16 surveys carried out by Sawyer Consultants Inc. for Mono Gold Mines Inc.

1984
(i) Mining claims EO652301 and EO652302 acquired, linecutting and geophysical surveying extended to cover entire claim group.
(ii) Sept: Extension of geological mapping and geological investigation of geophysical targets; sampling of sulphide-enriched zones and quartz veins. The Northeast area was identified as the main target area as a result of the discovery of free gold in quartz veins; the Discovery Vein; recommendations were made for further trenching and sampling.
(iii)  Nov:  Trenching  confirmed  a  significant  gold  in  quartz  discovery.


1985
(i) Feb: 2027 feet of diamond drilling in 8 holes (Phase II) confirmed the existence of the gold bearing vein to shallow depth and along 150 feet of strike length.
(ii) Mar: Assessment drilling carried out on the southernmost two claims of the group, diamond drill hole DDH-85-MV-1 (Bannockburn Mine area).
(iii) Mar: Further diamond drilling - 1330 feet in 6 holes (DDH-85 9 to 85-14) completed by R.V. Beavon.
(iv) May: Work under supervision of R.V. Beavon established a new grid on the Northeast zone followed by geological mapping. Continued diamond drilling involving 1904 feet aggregate footage in 6 holes (DDH-85-15 to 85-20) established the existence of two veins.
(v) Mid Year: Mono Gold Mines Inc. exercised option to acquire two claims immediately north of the Discovery area from A.D. Houston, Mining claims EO781909 and EO781910.
(vi) Sept. - Dec.: Beavon Consulting Ltd. carried out geochemical soil sampling over the entire Bannockburn Property for Mono Gold Mines Inc. Anomalies in "trace elements" were identified on the Houston option, mining claims EO781909 and EO781910, and diamond drilling was planned for the two best anomalies.
(vii) Oct.-Nov.: Twelve diamond drill holes were completed; 6 of these (85-35,-36,-37,-38,-39, and -40) were on geochemical anomalies along strike of the old Bannockburn mine structure and 6 holes (85-41, -42, -44, -45, -47, and -48) tested the old mine structure at depth. All of these were in the area of the old Bannockburn Mine.
(viii) Nov. - Dec.: Further drilling (Phase V?) consisted of 4 drill holes on the Northeast area (DDH-85-43, -46, -49, and -50).
(ix)  Dec.:  Diamond  drill  hole  85-52  on  Houston  option  drilled.

1986
(i)  Feb.:  Diamond  drill  hole  86-12  drilled  on  Houston  option.
(ii) May - Oct.: Continued diamond drilling. Report by B.R. King (Nov. 15, 1986) records additional 45 drill holes totalling an aggregate footage of 10,341 feet completed. Total aggregate of drilling on the property at this stage is 30,818 feet (King). This drilling partially outlined a gold deposit containing an estimated 249,690 tons at a grade of 0.446 oz./ton gold in both drill indicated and inferred categories (King).
(iii) Dec.: In late 1986, Mono Gold Mines Inc. retained L.J. Manning & Associates Ltd. of Vancouver to design an underground exploration program for the Northeast area. A proposal dated Dec. 31, 1986 provided for a main 12' x 10' decline (895 feet) at -15% grade to provide access to the several veins on which some 1700 feet of drifts and raises would be driven. The estimated cost of this work was $1.011 million.

1987
(i) Feb.- Mar.: 1987 Phase I drill program of 10,102 feet in 32 holes completed by Sawyer Consultants Inc. to make the total aggregate footage drilled on the property approximately 41,000 feet. Drill indicated and inferred reserves at this stage were estimated to be 372,154 tons at a grade of 0.395 oz./ton gold (cut).
(ii) May - June: Stripping program carried out by Sawyer Consultants Inc. over the Discovery Vein and extending 400 feet to the south and 700 feet to the north. The stripped area was washed and channel sampled.
(iii) June: a small bulk sample of gold bearing quartz vein material from a surface trench on the Northeast zone was sent by Sawyer Consultants Inc. to Witteck Development Inc., mineral processing consultants, of Mississauga, Ontario. Test work on this sample established a head grade of 10.13 gms./ton and showed that approximately 96% of the gold would be recovered by flotation. However, further tests showed that cyanidation of the ore achieved better gold recovery than cyanidation of the concentrate due to the presence of bismuth tellurides. Cyanide consumption would be reduced by pre-aeration thus reducing milling cost. The work index for the ore is favourable. In summary, the ore from the Bannockburn property is amenable to standard mineral processing techniques with a high degree of gold recovery, so that overall milling costs should be relatively low.
(iv) Sept. - Oct.: Further extension of stripping for the full length of the Northeast zone under supervision of Sawyer Consultants Inc. (House). Significant visible gold showings in several of the quartz veins were found during the channel sampling and mapping of washed off areas.
(vi) Nov.: Mono Gold Mines Inc. entered into a joint venture agreement with Micham Exploration Inc of Toronto, Canada, to carry out underground exploration on the Discovery Vein area of the property.

1988
(i) Jan. - May: A decline, 11 feet by 15 feet, was driven to the 75 foot level under the Discovery Vein. Five drifts were driven into three veins and an underground diamond drilling program from three drill bays was completed for an additional 5,700 feet in 35 drill holes. The program was carried out by ORCAN Mineral Associates Ltd. for Micham Exploration Inc.
(ii) July: A Preliminary Feasibilty Study report was presented by ORCAN Mineral Associates Ltd. to Micham Exploration Inc and Mono Gold Mines Inc. Further work involving extension of the decline to the 175 foot level with additional surface and underground diamond drilling was recommended to complete a Feasibilty study. Costs were estimated at $4,500,000.00.
(iii) October: The joint venture partners considered the costs of the recommended program to be too high, and ORCAN Mineral Associates Ltd. presented supplementary cost estimates for a more limited Phase II program totalling $2,000,000.00. Mono Gold Mines Inc arranged funding for their portion of the program but Micham Exploration Inc declined to participate.
(iv) Nov - Dec.: In order to maintain exploration momentum on the project Mono Gold Mines Inc. undertook a deep drilling program to fill in gaps in the knowledge of the down dip extensions of the quartz veins explored by the underground work on the 75 Level. A total of 4,964 feet of NQ drilling in nine holes was completed by Mono Gold Mines Inc, supervised by Sawyer Consultants Inc.

     A plan of the surface diamond drilling carried out on the Bannockburn Gold Property from 1984 through 1988 is shown in Figure 4, underground diamond drill holes are not included although the trace of the underground workings is shown.

1991
(i)  Feb.:  Mono  Gold  Mines  Inc.  changed  name  to  Canadian  Mono Mines Inc

1992
(i)  July:  Canadian  Mono  Mines  Inc.  negotiated  an  Option  Agreement  with
International Micham Resources Inc. to acquire their 51% interest in the property in return for Advance Royalty payments with a provision for a lump sum buy-out.

1993
(i): Canadian Mono Mines Inc. contracted with a lessor and mining contractor to undertake a 300 foot extension of the No.3-DR-S with the objective of extracting a bulk sample of the Discovery Vein. The work was not properly supervised, no engineer or geologist was on site to direct the drifting, and without survey and geological control the "lead" on the Discovery Vein was lost.

1995
(i)Dec.:  Madoc  Mining  Company  Ltd.  optioned  the  Bannockburn property from
Canadian Mono Mines Inc. The terms included the assumption by Madoc Mining Company Ltd. of the payment obligations to Micham International Resources Inc., the successor company to Micham Exploration Inc., in return for the transfer to Madoc of Micham's 51% interest in the Bannockburn property.

1996
(i) Jan.: Mr. J.B.P.Sawyer, P.Eng., completed a report on the Bannockburn property for Madoc Mining Company Ltd., recommending the work program for the extraction of a bulk sample from the Discovery Vein.
(ii) Feb.: Mr. G.D.House, P.Geo., completed a report with regard to proposed diamond drill testing of the "High Grade" zone of the Discovery Vein, No.3 S vein.
(iii) Sept.: Canadian Mineforce Inc., mining contractors, commenced dewatering the underground workings.
(iv) Nov.: Drill sites were prepared by a local contractor and a surface diamond drill moved on site for the "short hole" drill program.
(v) Dec.: Diamond drilling commenced to test the "High Grade Zone" of the Discovery Vein, No.3 S vein.

     A plan showing the locations of the diamond drill set-ups used during the 1996 - 1997 diamond drill programs is shown in Figure 5, in relation to the surface trace of the Discovery Vein.

1997
(i)  Mar.:  Diamond  drilling  started  up  after  the  winter  break.
(ii) Apr.: The mining contractor commenced slashing the left rib of No.3 DR S where the 1993 drift had "lost" the Discovery Vein, and started to drift on the vein. The new drift was called the No.3 SE drift. "Ore" from the drift was hauled to a storage site at Marmora.
(iii) Apr.: The No.3 N vent/escape raise, mandated by the Ontario Ministry of Mines, was started.
(iv) May: The No.3 SE raise was completed and subdrifts were started at the -30 foot elevation both to the north and to the south.
(v) Aug.: The mining contractor started mining the first panel of "ore" in the No.3 SE raise. The first truckload of "ore" was hauled to the St. Andrew mill.
(vi)  Sept.:  1300  tons  of  "ore"  were  hauled  to  the  St.  Andrew  mill.
(vii) Oct.: The mining operation was closed down due to lack of funds. The decline opening was filled in and the workings allowed to flood. The contractor removed surface equipment and fixtures.

     The underground workings in the area of interest on the Discovery Vein are illustrated by two figures, Figure 6 - Longitudinal section of No.3 DR SE in the plane of the Discovery vein showing drill intercepts and assays, illustrating the underground workings in the plane of the Discovery Vein and showing the drill intercepts and assays in the vein as well as the relationship of the No.3 SE Raise to the drift. The underground workings, including the 1988 underground diamond drilling, are well shown in plan in Figure 7 - Plan of 75 Level showing drill intercepts and assays.

CONCLUSIONS  AND  RECOMMENDATIONS

     The Bannockburn Gold Property has been intensively explored by geophysical surveys, geochemical surveys, geological mapping, diamond drilling and underground drifting and mining since the gold bearing quartz vein systems on mining claims EO 652301 and EO 652302 were first discovered in 1984. This discovery followed on earlier exploration work by Mono Gold Mines Inc. based on the old Bannockburn Mine which had been worked from the late 1880's through the 1950's by various operators.

     The diamond drill programs carried out from 1984 through 1986 outlined a series of gold bearing quartz veins which after 30,818 feet of drilling were calculated to contain a drill indicated and inferred resource of 372,154 tons with a cut grade of 0.395 oz/ton gold over 4.0 feet, (King 1986), over several of the quartz veins in the system. Further development in 1988 by underground openings through a decline to the 75 foot Level, drifting on several quartz veins and underground diamond drilling confirmed the continuity of the Discovery Vein. A resource estimate calculated from this work delineated "Modified
Geological  Reserves"  totaling  248,160  tons  with grades of 0.186 oz/ton gold
(cut) and 0.267 oz/ton gold (uncut) over 6.0 feet, (Saunders, C.R. and Morrison, T.A., 1988). This resource was restricted to the two or three quartz veins adjacent to the underground opening and in a small zone to the north.

     A surface stripping and geological mapping program in 1987 offered the opportunity to take a bulk sample of Discovery Vein material at surface for metallurgical testing. Approximately 1,600 pounds of quartz vein material from the Discovery Vein was shipped to Witteck Development Inc. in Mississauga, Ontario, where a complete metallurgical evaluation was made of the material. The report by Witteck Development Inc. indicated that simple flotation of the milled ore would yield a concentrate that could be smelted to yield over 90% gold recovery. The report suggested that a vat leach process with pre-aeration followed by cyanidation would recover 98% of the gold. The "ore" has a low work index and would be simple to mill effectively.

     During the period 1996 to 1997 the mine was re-activated, the Discovery Vein traced to the south and raised on to within 30 feet of surface. The vein was mined by a series of panels off the raise and the "ore" shipped as an initial bulk sample to the Horne smelter at Noranda, Quebec. A total of 110 tons was shipped, and the average assay returned was 0.308 oz/ton gold, 1.69 oz/ton silver and 71.7% silica.

     The 1996-1997 program was terminated due to lack of funds, the gold price at the time was relatively low, and costs of trucking the "ore" proved uneconomic.

However, the program did show that the Discovery Vein carried economic values in gold within the High Grade Zone and that the quartz vein was amenable to selective mining without unduly increasing costs.

     A "deep drilling" project in 1988 traced the Discovery Vein to depths exceeding 450 feet and showed that the gold grade within the High Grade Zone continued down rake to depth. This raises the possibility of continuing the decline down to greater depths and drifting on the Vein to open it for mining up to the 75 foot Level. The ground is competent and the decline extension would not need to be as large an opening as the decline to the 75 foot Level.

     We consider the Bannockburn Gold Property a viable project for a small mining and milling operation, initially based on the conservatively estimated resource of approximately 8,000 tons of "ore" lying above the 75 foot Level in the High Grade section of the Discovery Vein in No.3 DR SE. Further evaluation of the Discovery Vein in No.3 DR N and in the N0.3 N Raise may indicate further tonnage's of economic "ore" for extraction. The High Grade Zone in the Discovery Vein below the 75 foot Level contains significant values in gold as outlined by the earlier diamond drill programs and this deeper "ore" should be pursued by sinking the decline to the 125 foot Level, cross cutting to the vein and drifting on the vein to open it up for raising to the 75 foot Level and developing stopes within the High Grade sections.

     In order to keep costs of transportation down we recommend that a small portable gravity/flotation mill be purchased or leased and the processing of the "ore" be carried out on site or nearby. The concentrates produced would be much less expensive to transport to a smelter for final recovery of the contained precious metals.

     We recommend that the Bannockburn Gold Property be reactivated as a small mining and milling project, with the setting up of a small portable mill on site or nearby to process the Discovery Vein material mined from above the 75 foot Level and from stopes developed between the 125 foot Level and the 75 foot Level by driving the decline down to the level, cross cutting to the vein and drifting on the vein.

     We have prepared Cost Estimates to reopen the decline, purchase a small portable mill and set up it up on site or nearby, mine the Discovery Vein above the 75 foot Level, drive the decline down to the 125 foot Level and cross cut to the vein with drifting on the vein. We have used the Actual Cost Figures from the Madoc Mining Company Ltd. operations in 1996-1997 as a basis for our calculations, as outlined in the report by T.F.Schorn dated June 8, 1998. The costs are estimated to total $1,272,000.00, as outlined below.

                                    COST ESTIMATES

DEWATERING AND REHABILITATION OF UNDERGROUND WORKINGS:
Dewatering & rehabilitation                                             $   50,000.00
Surveying                                                               $    5,000.00
Mapping and Sampling                                                    $    4,000.00
Supervision & Engineering                                               $   25,000.00
Supplies                                                                $    1,500.00
Freight, etc.,                                                          $    4,000.00
Consulting, Reporting                                                   $    7,500.00
Truck rental                                                            $    4,000.00

                                                                        $  101,000.00
MILL ACQUISITION, TRANSPORT AND CONSTRUCTION:
Estimated cost of portable mill, gravity and flotation,                 $  300,000.00
Transport to site, estimate                                             $   20,000.00
Site preparation and setup on site, or nearby                           $   35,000.00
Establishment of electrical power supply to mine site, Ontario Hydro,   $   90,000.00
To purchasing agents, testing facilities for plant, commission, est.    $   30,000.00
                                                                        $  475,000.00
UNDERGOUND WORKS, DEVELOPMENT & MINING:
Extension of decline to 125 foot level,                                 $  145,000.00
Drifting on 125 foot Level, raising to 75 foot Level                    $  225,000.00
Surveying                                                               $   25,000.00
Sampling & assaying                                                     $   25,000.00
Travel & accommodation                                                  $   20,000.00
Supplies, freight                                                       $   25,000.00
Supervision, engineering                                                $   65,000.00
                                                                        $  530,000.00
                                                                Total   $1,106,000.00
                                                    Contingency @ 15%   $  166,000.00
                                                          Grand Total   $1,272,000.00


                             Respectfully submitted
                             /s/  Gordon  D.  House,  P.Geo.

[Seal:  "G.  D. House, Professional Geoscientist, Province of British Columbia"]

CERTIFICATE  OF  QUALIFICATIONS

     I,  Gordon  D.  House,  of  North  Vancouver,  British  Columbia, DO HEREBY
     CERTIFY:

     1. That I am a Consulting Geologist with business office at # 203 - 4001 Mount Seymour Parkway, North Vancouver, B.C., Canada V7G 1C2.

     2. That I am a graduate of Trinity College, Dublin, in 1961 with a B.A. in Honors Natural Science - Geology. I received a M.S. degree in Geology from the University of Alaska, Fairbanks, in 1980.

     3. That I am Registered as a Professional Geoscientist with the Association of Professional Engineers and Geoscientists of the Province of British Columbia.

     4. That I am a Member of the Institution of Materials, Mining and Metallurgy, London; and I am a Fellow of the Geological Society, London; a Member of the Canadian Institute of Mining and Metallurgy; a Fellow of the Geological Association of Canada; and an Associate Member of the Association of Exploration Geochemists.

     5. That I have practised my profession as a Geologist since 1962 in Ireland and West Africa; since 1965 in British Columbia, Yukon, Northwest Territories, Saskatchewan, Manitoba, Nova Scotia, Alaska, Arizona, California, Idaho, Nevada, Oregon, Mexico and Chile. I have undertaken professional visits to Australia, Fiji, Germany, New Zealand, South Africa, and Turkey.

     6. That the information, opinions, and recommendations in this Report are based on work carried out by me on the Bannockburn Property in September, November and December 1984, and in February and March 1985; on work carried out under my supervision during the periods May through August 1985, and January through December 1986; on work carried out by me from January through April 1987, and from October to December 1988; on work carried out by me in 1996 and 1997; and on work carried out by Sawyer Consultants Inc in 1981.

     7. That I have no direct or indirect interest in any of the subject properties of this Report, nor in the shares or securities of Golden Pick Mines, Inc. or Madoc Mines Ltd., or associated companies, nor do I expect to receive any such interest.

                                            /s/ Gordon D. House, P.Geo.

[Seal: "G. D. House, Professional Geoscientist, Province of British Columbia"]


        Dated at North Vancouver, B. C., this 19th day of September 2002.

                                  BIBLIOGRAPHY

Bain,  I.,  1960:       Geology of the Grenville Belt through Actinolite,
                        Ontario; unpublished Ph.D. Thesis, University of
                        Toronto.

Cherry,  M.E.,          Gold-Selected  References;  Ontario  Geological
Andrews,  A.J.,         Survey, Open File Report 5382.
et  al,  1982:

Gordon,  J.B.,          Bannockburn  Prospect,  in  Gold  deposits  of
Lovell,  H.L.,          Ontario,  Part  2;  Ont.  Geol  Surv.  Min.  Deposit
degrijs,  Jan, and      Circ. 18, p. 34.
Davie,  R.F., 1979:

Hewitt, D.F., 1968:     Geology  of  Madoc  Township  and  the  north  part of
                        Huntingdon  Township;  Ont.  Dept.  Mines  Geol.
                        Rept.  73.

Hopkins, P.E.,1922:     Ontario gold deposits, their character, distribution and
                        productiveness;  Ann.  Rept.  of  the  Ont.  Dept.
                        Mines,  Vol.  XXX,  Pt.  2.

Kindle, E.D., 1936:     Gold  occurrences  of  Ontario, east of Lake Superior;
                        Geol. Surv. Can. Mem. 192.

Kingston,  P.W.,and     Gold  Development  Potential  in  Eastern
Papertzain,V.C.,        Ontario;  Ont.  Geol.  Surv.  O.F.  Rept.  5379.
1982:

Meen,  V.B.,  1944:     Geology of the Grinsthorpe-Barrie area; Hastings, Lennox
                        and Addington, and Frontenac Counties, Ontario; Ann.
                        Rept.  Ont.  Dept.  Mines, Vol.  51,  Pt.  4,  pp.  150.

Miller, W.G., and       The  Precambrian  geology  of  southeastern
Knight, C.W., 1914:     Ontario; Ann.  Rept. of the Ont. Bur.  Mines, Vol. 22,1
                        Pt. 2, pp. 1-21.

Saha,  A.K.,  1959:     Mode  of  emplacement  of  some  granitic  plutons  in
                        southeastern  Ontario;  unpublished  Ph.D.  Thesis,
                        University  of  Toronto.




            CHRONOLOGICAL LIST OF REPORTS ON THE BANNOCKBURN PROPERTY


Hyland,  R.,1981,:       Geophysical Report on the Bannockburn Property for Mono
                         Gold Mines; MPH Consulting Limited, Sept. 15, 1981.

Sawyer,J.B.P., 1983,:    Report on the Bannockburn Property, Madoc Township,
                         Ontario for Mono Gold Mines Inc.; Sawyer Consultants
                         Inc., Feb. 14, 1983.

Sawyer,J.B.P.,1983,:     Summary Report on the Bannockburn Property, Madoc
                         Township, Ontario for Mono Gold Mines Inc.; Sawyer
                         Consultants Inc., Feb. 14, 1983.

Thompson,  W.H.,         Magnetic  &  VLF  Electromagnetic  Surveys
and  Racic,  L.J.,       for  Mono  Gold  Mines Inc., on the Bannockburn
1984,:                   Property, Madoc Township, Ontario; Geosearch
                         Consultants Limited, Apr. 3, 1984.

House, G.D., 1984,:      Summary Report on the Bannockburn Property, Madoc
                         Township, Ontario for Mono Gold Mines Inc.; Sawyer
                         Consultants Inc., Oct. 10, 1984.

House,  G.D.  1984,:     Report on First Phase Exploration Program on the
                         Northeast Area of the Bannockburn Property, Madoc
                         Township, Ontario for Mono Gold Mines Inc.; Sawyer
                         Consultants Inc., Dec. 20, 1984.

House, G.D. 1985,:       Report on the Second Phase Exploration Program, Diamond
                         Drilling on the Northeast Area of the Bannockburn
                         Property, Madoc Township, Ontario for Mono Gold Mines
                         Inc.; Sawyer Consultants Inc., Mar. 14, 1985.

House, G.D. 1985,:       Report on the Assessment Diamond Drill Hole 85-MV-1 on
                         Claims Nos . EO 572483 and EO 592199, Bannockburn
                         Property, Madoc Township, Ontario for Mono Gold Mines
                         Inc.; Sawyer Consultants Inc., Apr. 12, 1985.

Beavon, R.V. 1985,:      Report on the Bannockburn Property, Northeast Area,
                         Phase Three Diamond Drill Program, Madoc Township,
                         Ontario for Mono Gold Mines Inc.; Sawyer Consultants
                         Inc., May 31, 1985, amended Aug. 21, 1985.

Beavon, R.V., 1985,:     Report on the Bannockburn Property, Northeast Area, A
                         continuation of Third Phase Exploration, Geological
                         Mapping and Diamond Drill Program for Mono Gold Mines
                         Inc.; Sawyer Consultants Inc., Aug. 30, 1985 .

Beavon,  R.V.  1985,:    Report on Bannockburn Property, NE Area, for Mono Gold
                         Mines Inc.; Beavon Consulting Limited, Oct. 18, 1985.

Kryklywy,  M.K.,1985,:   Assessment Report on a Geochemical Survey of Claim No.
                         EO 747941 on the Bannockburn Property of Mono Gold
                         Mines Inc.; Beavon Consulting Limited, Dec. 4, 1985.

Beavon,  R.V. 1985,:     Summary of Progress and New Gold Mines Recommendations,
                         Bannockburn Property of Mono Inc., Eastern Ontario
                         Mining Division; Beavon Consulting Limited, Oct. 1985, revised Dec. 23, 1985.

Kryklywy, M.K. 1985,:    Assessment Report on a Geochemical Survey of Claims EO
                         572483, EO 592199, EO 740470 and EO 740472 on the
                         Bannockburn Property for Mono Gold Mines Inc.; Beavon .
                         Consulting Limited, Dec. 31, 1985

Kryklywy, M.K. 1985,:    Assessment Report on Geochemical and Geological Surveys
                         of Claims EO 781909 and EO 781910 on the Bannockburn
                         Property of Mono Gold Mines Inc.; Beavon Consulting
                         Limited, Dec. 31,1985.

Beavon, R.V.   1986,:    Interim Report on Phase V Diamond Drilling of the
                         Bannockburn, Property North-East Area Prospect, 77033'W
                         Longitude, 44039'N Latitude for Mono Gold Mines Inc.;
                         Beavon Consulting Limited, Jan. 1986.

Beavon, R.V.   1986,:    Report on Phase IV Exploration: Geochemical Survey of
                         the Bannockburn Property, Madoc Township, Ontario for
                         Mono Gold Mines Inc.;
                         Beavon  Consulting  Limited,  Feb.  1986.

King, B.R. 1986,:        Report on the Houston option Drilling, Bannockburn
                         Property, Madoc Township, Ontario for Mono Gold Mines
                         Inc.; Brian R. King, Geologist, Mar. 20, 1986.

King, B.R. 1986,:        Report on the Northeast Area, Bannockburn Property,
                         Madoc Township, Ontario for Mono Gold Mines Inc.; Brian
                         R. King, Geologist, Mar. 20, 1986.

House, G.D., 1986,:      Summary Report on the Houston Option, Claim Numbers EO
                         781909 and EO 781910, Northeast Area, Bannockburn
                         Property, Ontario for Mono Gold Mines Inc.; Sawyer
                         Consultants Inc., Mar. 21, 1986.

King,  B.R., 1986,:      Report on the Bannockburn Mine Property, Madoc
                         Township, Ontario for Mono Gold Mines Inc.; Brian R.
                         King, Geologist, Mar. 27, 1986.

Feeney,  G.M.,1986,:     High Resolution Gradiometer Survey of the Bannockburn
                         Northeast Area Gold Deposit for Mono Gold Mines Inc.;
                         G.M. Feeney, Geophysicist, June 2.0, 1986.

Feeney,  G.M.,1986,:     Bannockburn N.E. "D" zone - Phase II CAD Compilation
                         Report for Mono Gold Mines Inc.; MDX GeoServices, Oct.
                         21, 1986.

King,  B.R. 1986,:       Report on 1986 Phase II and Phase III Drilling Program
                         at the Northeast Area, Bannockburn Property, Madoc
                         Township, Ontario for Mono Gold Mines Inc.; Brian R.
                         King, Geologist, Nov. 15, 1986.

Baldry,  J.,  1986,:     Proposal for: Underground Development Exploration, Mono
                         Gold Mines Inc. Bannockburn Property, Ontario, Canada;
                         L.J. Manning & Associates Ltd., Dec. 31, 1986.

Feeney, G.M.,1987,:      Geophysical Report on Claims EO 781909 and EO 781910
                         for Mono Gold Mines Inc. ; MDX GeoServices, Mar. 20,
                         1987.

House,  G.D.  and        Report  on  the  1987  Phase  I  Drill  Program  on
                         King, B.R., 1987,: the Northeast Area, Bannockburn
                         Property, Madoc Township, Ontario for Mono Gold Mines
                         Inc; Sawyer Consultants Inc., April 30, 1987.

Sawyer,J.B.P.,1987,:     Report  on  the  Mono  Gold  Mines  Inc.,
                         Bannockburn Property, Madoc Township, Ontario, for
                         Micham Exploration Inc.; Sawyer Consultants Inc., Oct.
                         16, 1987.

Bartlett, D.R.,          Mineralogical  and  Metallurgical  evaluation  of  a
Davison, i.G., and       Mono Gold Bannockburn  ore  sample,  for
Trang, C.V., 1987,:      Mono Gold Mines Inc.; Witteck Development Inc., Dec.
                         1987.


House,  G.D.,1988,:      Compilation Report on the Bannockburn Property, Madoc
                         Township, Hastings County, Southern Ontario Mining
                         Division, for Mono Gold Mines Inc.; Sawyer Consultants
                         Inc., March 17, 1988.

Saunders, C.R.,          Preliminary  Feasibility  Study  of  the
Morrison, T.A.,          Bannockburn  Project,  Madoc,  Ontario,
Fisher, J.W., and        for  Micham  Exploration  Inc.;  Orcan
Rogers, D.S., 1988,:     Mineral  Associates  Ltd.,  July  1988.

Saunders, C.R., and      Estimated  Costs,  Phase  II,  Bannockburn
Morrison, T.A.,1988,:    Project , Madoc, Ontario, for Micham Exploration Inc.;
                         Orcan Mineral Associates Ltd., Oct. 6, 1988.

House,  G.D.  1989,:     Report  on  the  1988  Surface  Drilling Program on the
                         Bannockburn Project, Madoc Township, Hastings County,
                         Southern Ontario Mining Division, for mono Gold Mines
                         Inc.; Sawyer Consultants Inc., Feb. 24, 1989.

House,  G.D.  1990,:     Report  on  the  Bannockburn  Property, Madoc Township,
                         Hastings County, Southern Ontario Mining Division, for
                         Mono Gold Mines Inc.; Sawyer Consultants Inc., November
                         5, 1990.

House,  G.D.,  1992,:    Report on a Proposal for Mining the High Grade Zone on
                         the Bannockburn Property, Madoc Township, Hastings
                         County, Southern Ontario Mining Division, for Canadian
                         Mono Mines Inc.; Gordon D.House & Associates, January
                         15, 1992.

House,  G.D.,  1994,:    Updated Report on the High Grade Zone of the Discovery
                         Vein on the Bannockburn Property, Madoc Township,
                         Hastings County, Southern Ontario Mining Division; for
                         Canadian Mono Mines Inc.; Gordon D.House & Associates,
                         July 20, 1994.

Budinski, D.R. 1995,:    Valuation  Report  on  the  Bannockburn  Gold
                         Property, Madoc Township, Ontario; for Madoc Mining
                         Company Ltd.; Orcan Consultants, November 15, 1995.

Sawyer, J.B.P. 1995,:    Report for Madoc Mining Company Ltd. on            the
                         Bannockburn Gold Property, Madoc Township, Ontario;
                         December 15, 1995.

Schorn,  T.F.  1998,:    Summary Report on the Bannockburn Gold Property, Madoc
                         Township, Hastings County, Ontario, Canada; for Madoc
                         Mining Company Ltd.; June 8, 1998.